EXHIBIT 16.1

January 11, 2016

Securities and Exchange Commission
100 F Street N.E.
Washington, DC  20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 11, 2016, of Haverty Furniture Companies, Inc. and are in agreement with the statements contained in the second, third, fourth and fifth paragraphs on page 2 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP